Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

ANNOUNCES 3-FOR-2 STOCK SPLIT

Bala Cynwyd, Pennsylvania, May 16, 2006 – Central European Distribution Corporation (Nasdaq – CEDC) today announced that its Board of Directors approved a three-for-two stock split to be effected in the form of a 50% stock dividend.

The Company’s stockholders will receive a dividend of one share of common stock for every two issued and outstanding shares of the Company’s common stock held by stockholders of record as of May 29, 2006, with stockholders receiving cash in lieu of fractional shares. Following the stock split, the Company will have approximately 35,651,673 shares outstanding, based on the number of shares as of May 16, 2006. The Company has established June 12, 2006 as the payment date for the stock split to be effected by the planned dividend.

If a stockholder is contemplating a sale of the Company’s shares from the record date to the payment date, he or she should consult a broker regarding entitlement to the dividend shares.

“This is our third stock split and is in response to our continued growth and the increase in the market price of our common stock since our last split,” said William V. Carey, President and CEO of CEDC. The split will reduce the price per share, and is intended to broaden the stockholder base and increase the availability of shares for trading.

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC is also the leading distributor by volume and the leading importer by value of alcoholic beverages in Poland. CEDC operates 15 distribution centers and 78 satellite branches throughout Poland. CEDC imports many of the world’s leading brands to Poland, including brands such as Rémy Martin, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2005, and in other periodic reports filed by the Company with the Securities and Exchange Commission.

Contact:

James Archbold

Investor Relations Officer

Central European Distribution Corporation

610-660-7817